Exhibit 4.7

8.5% SECURED NOTE

IDAHO CUMO MINING CORPORATION

a corporation organized under the laws of the State of Idaho

Date of Issue:	[Date]	Principal Amount:	[Amount]
Interest Rate:	8.75% per annum	Certificate Number:	[Number]

IDAHO CUMO MINING CORPORATION (the “Corporation”), a corporation incorporated under the laws of the State of Idaho and a subsidiary of American CuMo Mining Corporation (“American CuMo”), a company incorporated under the laws of British Columbia, of 638 Millbank, Vancouver, British Columbia, V5Z 4B7, for value received, hereby acknowledges itself indebted to and promises to pay to __[Holder]__ (the “Holder”) on December 21, 2024 (the “Maturity Date”) or on such earlier date as the principal hereof becomes payable in accordance with the provisions of this Note (as defined herein), on presentation and surrender of this Note, the Principal Amount of $ 50,000 in lawful money of the United States of America, at the address of the Holder set forth on the Note Register to be maintained by the Corporation, and to pay interest on such Principal Amount, all as provided in the Terms and Conditions attached hereto as Schedule “A” and forming part hereof.

The Schedules attached hereto are incorporated in this Note by reference and are deemed to be an integral part hereof.

IN WITNESS WHEREOF the Corporation has caused this Note to be executed under the hand of its duly authorized officer as of the ___ day of ______________.

IDAHO CUMO MINING CORPORATION

Per:
Authorized Signing Officer

SCHEDULE “A”

Terms and Conditions applicable to 8.5% Secured
Notes dated as of December 21, 2017
issued byIdaho CuMo Mining Corporation

ARTICLE ONE

INTERPRETATION

Section 1.01 Definitions: In this Note, unless there is something in the subject matter or context inconsistent therewith, the defined terms set forth below have the following meanings, namely:

(a)	“Business Day” means any day, other than Saturday, Sunday or any statutory holiday in the City of Boise, Idaho or Vancouver, Canada;

(b)	“Corporation” shall have the meaning specified on the face page hereto;

(c)	“Collateral” means all undertaking, property and assets, real and personal, of the Corporation except for the following patented lode mining claims located in Section 13, Township 8 North, Range 5 East, Boise Meridian, Boise County, Idaho, as depicted on Mineral Survey 1706:

(i)	Blackbird;

(ii)	Red Flag;

(iii)	Enterprise;

(iv)	Enterprise Fraction;

(v)	Commonwealth; and

(vi)	Baby Mine;

(d)	“Date of Issue” means the date of issue set forth on the face page of this Note;

(e)	“Date of Prepayment” means the date the Corporation has paid to the Holder the Principal Amount and all interest owing thereon in accordance with the terms hereof;

(f)	“Event of Default” means any condition or event specified in Section 3.03 which has not been cured or remedied in accordance with Section 3.03;

(g)	“Holder” means each registered holder of a Note as set out in the Note Register;

(h)	“Interest Rate” means 8.5% per annum, calculated annually and payable semi-annually as set forth in Section 2.05 hereof;

(i)	“Maturity Date” shall have the meaning specified on the face page hereto;

(j)	“Note Register” shall have the meaning specified in Section 2.08;

(k)	“Notes” means, collectively, the non-transferrable 8.5% secured notes of the Corporation, with interest payable at the Interest Rate and due on the Maturity Date, in the principal amounts not to exceed, in the aggregate, $500,000, and “Note” means any one of them, including without limitation, the 8.5% secured note to which this Schedule “A” is attached;

(l)	“Obligations” means the aggregate of all indebtedness, obligations and liabilities, direct or indirect, absolute or contingent, matured or not, of the Corporation to the Holder arising pursuant to this Note;

(m)	“person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, government or governmental authority or entity, however designated or constituted;

(n)	“Principal Amount” shall have the meaning specified on the face page hereto;

(o)	“Security Interest” means, collectively, the mortgage, charge, pledge, assignment and transfer of, and the security interest in, the Collateral granted to the Holder as defined in section 1.01 paragraph {c}.

(p)	“Silver Purchase Agreement Right” shall have the meaning ascribed to such term in the Subscription Agreement;

(q)	“Subscription Agreement” means the subscription agreement entered into between the Corporation and the original Holder of this Note setting forth the terms and conditions regarding the sale of the Notes, along with the terms and conditions regarding the right to enter into the Silver Purchase Agreement Right;

(r)	“Successor Corporation” shall have the meaning specified in Section 5.01;

(s)	“this Note”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to this Note and not to any particular Article, Section, subsection, clause, subdivision or other portion hereof and include any and every instrument supplemental or ancillary hereto; and

(t)	“Time of Expiry” means 5:00 p.m. (Idaho time) on the Maturity Date.

Section 1.02 Number and Gender: Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine gender and words importing persons shall include firms and corporations and vice versa.

Section 1.03 Monetary References: Any reference in this Note to “Dollars”, “dollars” or the symbol “$” shall be deemed to be a reference to lawful money of the United States of America.

Section 1.04 Day Not a Business Day: In the event that any day on which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken on the requisite time on the first Business Day thereafter.

Section 1.05 Invalidity of Provisions: Each of the provisions contained in this Note is distinct and severable and declaration of invalidity or unenforceability of any such provision by the court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof or thereof.

Section 1.06 Assignment: Subject to the restrictions on, and requirements for, transfer prescribed herein, the rights and obligations of the Corporation and the Holders shall be binding upon and shall enure to the benefit of their respective successors, heirs, executors, administrators and permitted transferees and assigns.

Section 1.07 Headings: The division of this Note into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Note.

Section 1.08 Applicable Law: This Note shall be governed by and interpreted in accordance with the laws of the State of Idaho and the federal laws of the United States of America applicable therein without reference to conflict of laws principles. The Corporation and the Holder irrevocably attorn to the exclusive jurisdiction of the courts of the State of Idaho with respect to any matters arising out of this Note.

Section 1.09 Time of Essence: Time is of the essence in the performance of this Note.

ARTICLE TWO

THE NOTE

Section 2.01 Maximum Amount and Denominations: The maximum aggregate principal amount of the Notes to be issued by the Corporation is $25,000,000. The Notes shall be issued in denominations of $250,000 and integral multiples thereof.

Section 2.02 Notes to Rank Equally: The Notes shall rank equally with one another and be equally and rateably entitled to the benefits hereof.

Section 2.03 Promise to Pay: The Corporation hereby acknowledges itself indebted and promises to pay the outstanding Principal Amount to the Holder on the Maturity Date.

Section 2.04 Early Repayment: The Corporation may, with the prior written consent of the Holder, prepay all or any portion of the Principal Amount outstanding under this Note at any time. The Holder acknowledges and agrees that any prepayment in whole or in part of the Principal Amount outstanding under this Note will cause the Silver Purchase Agreement Right to immediately expire.

Section 2.05 Interest: From and including the date hereof, interest on the Principal Amount outstanding under this Note shall be charged at the rate of 8.5% per annum, calculated annually and payable semi-annually on June 30 and December 31 with the first interest payment to be made on June 30, 2017, and thereafter every six months until the earlier of the Maturity Date and the Date of Prepayment. Interest on this Note shall accrue on the Principal Amount outstanding, both before and after demand, default and maturity, and interest on overdue interest at the same rate.

Section 2.06 Person Entitled to Payment: The Holder shall be entitled to the Principal Amount and interest evidenced by this Note. Delivery to the Holder by the Corporation or the receipt by the Holder of the Principal Amount and interest evidenced by this Note shall be a good discharge to the Corporation of its obligations hereunder, and the Corporation shall not be bound to enquire into the title of the Holder, save as ordered by a court of competent jurisdiction or as required by statute. The Corporation shall not be bound to see to the execution of any trust affecting the ownership of this Note nor be affected by notice of any equity that may be subsisting in respect hereof or thereof.

Section 2.07 Mutilation, Loss, Theft or Destruction: In case this Note shall become mutilated or be lost, stolen or destroyed, the Corporation shall execute and deliver a new Note having the same Date of Issue upon surrender and cancellation of the mutilated Note, or in case this Note is lost, stolen or destroyed, in lieu of and in substitution for the same. In case of loss, theft or destruction the person applying for a substituted Note shall furnish to the Corporation such evidence of such loss, theft or destruction as shall be satisfactory to the Corporation, shall furnish indemnity satisfactory to the Corporation and shall pay all reasonable expenses incidental to the issuance of any substituted Note.

Section 2.08 Registration of Notes: The Corporation shall maintain a register (the “Note Register”) on which the names and addresses of each Holder are recorded.

Section 2.09 Restrictions on Transfer: This Note is non-transferrable and notwithstanding any other provision of this Note, the Holder shall have no right to transfer or assign this Note, in whole or in part, or grant any interest or security interest in it.

Section 2.10 Security: Payment and performance of the Principal Amount owing hereunder from time to time, together with interest thereon and any other indebtedness, liabilities, covenants and obligations of the Corporation to the Holder arising in respect of this Note shall constitute Obligations for the Security Interest as defined in section 1.01 paragraph {c}.

ARTICLE THREE

COVENANTS OF THE CORPORATION AND DEFAULT

Section 3.01 Covenants: Except as otherwise provided in this Note, the Corporation hereby covenants and agrees that so long as any amounts remain unpaid pursuant to this Note, it will strictly observe and perform the following covenants:

(a)	it will duly and punctually pay or cause to be paid to the Holder the Principal Amount and interest accrued thereon (and, in case of default, interest on the amount in default) on the dates, at the places, and in the manner mentioned herein;

(b)	it will use the proceeds from the sale of the Notes for the development of the Corporation’s CuMo molybdenum, copper and silver property in Idaho and for working capital for Idaho CuMo;

(c)	it will at all times maintain its corporate existence and will carry on and conduct its business in a proper and efficient manner. However, nothing herein shall prevent the Corporation from ceasing to operate any business or property if, in the opinion of its board of directors, it shall be advisable and in the best interests of the Corporation to do so;

(d)	it will make all requisite filings, including filings with appropriate securities commissions and stock exchanges, in connection with the creation and sale of the Notes;

(e)	it will well perform and carry out all of the acts or things to be done by it as provided herein; and

(f)	it will use its commercially reasonable best efforts to comply with, satisfy and fulfill promptly all prerequisites, conditions and requirements imposed by or arising out of legal, regulatory and administrative requirements applicable to the Corporation with respect to the consummation of the transactions contemplated hereby, including filing or causing to be filed all documents, certificates, opinions, forms or undertakings required to be filed by the Corporation in connection with the purchase and sale of the Notes.

Section 3.02 Acceleration on Event of Default: If an Event of Default shall occur and be continuing, the unpaid balance of the Principal Amount, and all accrued interest and all other amounts payable under this Note may be declared by the Agent (on behalf of the Holder) on written notice to the Corporation to be, and upon such notice shall become, immediately due and payable.

Section 3.03 Events of Default: Any of the following conditions or events which shall occur shall constitute events of default (“Events of Default”) under this Note:

(a)	if the Corporation shall default in the payment of any of the Principal Amount owing hereunder at the Maturity Date;

(b)	if the Corporation shall default in the payment of any interest on this Note, or other amounts payable hereunder, when the same becomes due and payable, whether at the Maturity Date or otherwise and such default shall continue for a period of ten Business Days after a notice in writing of such default has been given by the Holder to the Corporation;

(c)	if the Corporation shall default in the performance of or compliance with any term or condition or covenant contained in this Note, provided that such default is of a nature that may be cured, and such default shall not have been remedied within a period of 14 Business Days after written notice of such default has been given by the Holder to the Corporation;

(d)	if the Corporation shall (i) file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or otherwise take advantage of any bankruptcy or insolvency law of any jurisdiction, (ii) make an assignment, an arrangement or a compromise for the benefit of its creditors, (iii) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property, (iv) cease to carry on business, or (v) take corporate action for the purpose of any of the foregoing;

(e)	if any representation, warranty or certification made in connection with the execution and delivery of this Note shall prove to be, at any time, materially incorrect at the time it was made; and

(f)	if a court or governmental authority of competent jurisdiction shall enter a final order appointing, with or without the consent of the Corporation, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if a final order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Corporation, or if any petition for any such relief shall be filed against the Corporation and such petition shall not be dismissed within 90 days.

Section 3.04 Indemnity: The Corporation covenants and agrees to indemnify and hold harmless the Holder from and against any and all damage or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant on the part of the Corporation under this Note or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by the Corporation to the Holder under this Note and any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

Section 3.05 Discharge: The Holder shall, at the request of the Corporation, acknowledge payment and satisfaction in full of this Note and release and discharge this Note and execute and deliver such instruments as are requisite for the purpose and to release the Corporation from its covenants herein contained, upon the Principal Amount of and interest (including interest on amounts in default, if any) on this Note and all other moneys payable hereunder having been paid or satisfied.

ARTICLE FOUR

SECURITY INTEREST

Section 4.01 Grant of Security Interest: As continuing collateral security for the due and timely payment and performance by the Corporation of the Obligations, the Corporation shall grant to the Holder a security interest in and to the Collateral as defined in section 1.01 paragraph {c}.

ARTICLE FIVE

SUCCESSOR CORPORATIONS

Section 5.01 Certain Requirements: The Corporation shall not, directly or indirectly, sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets as an entirety to any other entity, and shall not consolidate, amalgamate, or merge with or into any other corporation (any such other entity or corporation being herein referred to as a “Successor Corporation”) unless the Successor Corporation shall execute, prior to or contemporaneously with the consummation of any such transaction, an instrument to evidence the assumption by the Successor Corporation of the due and punctual payment of all the Principal Amount of this Note and the interest thereon and all other moneys payable hereunder and the covenant of the Successor Corporation to pay the same and its agreement to observe and perform all the covenants and obligations of the Corporation under this Note.

Section 5.02 Vesting of Powers in Successor: Whenever the conditions of Section 5.01 have been fully observed and performed the Successor Corporation shall possess and from time to time may exercise each and every right and power of the Corporation under this Note in the name of the Corporation or otherwise and any act or proceeding by any provision of this Note required to be done or performed by the Corporation or its officers may be done and performed with like force and effect by the Successor Corporation or its officers.

ARTICLE SIX

GENERAL

Section 6.01 Notice to Corporation: Any notice, direction or other instrument required or permitted to be given to any party hereto shall be in writing and shall be sufficiently given if delivered personally, or transmitted by facsimile tested prior to transmission to such party, as follows:

(a)	in the case of the Corporation, to:

Idaho CuMo Mining Corporation

638 Millbank

Vancouver, British Columbia V5Z 4B7

Attention: Shaun Dykes

Fax: (604) 689-7816

(b)	in the case of the Holder, to the Holder’s address appearing in any of the registers hereinbefore mentioned.

Any such notice, direction or other instrument, if delivered personally, shall be deemed to have been given and received on the day on which it was delivered, provided that if such day is not a Business Day then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following such day and if transmitted by fax, shall be deemed to have been given and received on the day of its transmission, provided that if such day is not a Business Day or if it is transmitted or received after the end of normal business hours then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following the day of such transmission. Any party hereto may change its address for service from time to time by notice given to each of the other parties hereto in accordance with the foregoing provisions.

Section 6.02 Severability: In the event that any provision or any part of any provision hereof is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by a court, this Note shall be construed as not containing such provision or such part and such provision or such part shall not affect the validity of any other provision or the remainder of such provision hereof, and all other provisions hereof which are otherwise lawful and valid shall remain in full force and effect.

Section 6.03 Binding Effect: This Note and all of its provisions shall enure to the benefit of the Holder, its successors and assigns and shall be binding upon the Corporation, its successors and assigns, as the case may be.

IN WITNESS WHEREOF the Corporation has executed this Note under the hand of its proper officer in that behalf as of the date first above written.

IDAHO CUMO MINING CORPORATION

Per:	/s/
Name:
Title:	President and Secretary

I have the authority to bind the Corporation